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                     April 27, 2023

       Paul Lalljie
       Chief Financial Officer
       2U, Inc.
       7900 Harkins Road
       Lanham, MD 20706

                                                        Re: 2U, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-36376

       Dear Paul Lalljie:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology